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[UNITED AUTO LOGO]                                                                                EXHIBIT 99.1

                                                                                                  Press Release


                                                                                                  United Auto Group, Inc.
                                                                                                  13400 Outer Drive West
                                                                                                  Suite B36
                                                                                                  Detroit, MI  48239


Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations

           201-325-3303                         313-592-5365                         313-592-5266

           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com
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FOR IMMEDIATE RELEASE

 UNITEDAUTO ANNOUNCES THAT HOLDERS OF 91.3% OF SYTNER GROUP SHARES OUTSTANDING
                            SUBMIT VALID ACCEPTANCES

  RECOMMENDED CASH OFFER FOR SYTNER GROUP PLC UNCONDITIONAL AS TO ACCEPTANCES

 DETROIT, MI, MARCH 7, 2002 - UNITEDAUTO GROUP, INC. (NYSE: UAG), A FORTUNE 500
    AUTOMOTIVE SPECIALTY RETAILER, IN A PRESS RELEASE DATED FEBRUARY 12, 2002 ANNOUNCED AN AGREEMENT PURSUANT TO WHICH UAG WOULD COMMENCE A CASH OFFER
                ("OFFER") FOR ALL OF THE CAPITAL STOCK OF SYTNER.

On March 6, 2002, UAG had received valid acceptances under the Offer of approximately 91.3 percent of the issued share capital of Sytner Group plc. Accordingly, the Offer has now become unconditional as to acceptances, although the Offer still remains subject to approval by the Office of Fair Trading in the United Kingdom as well as other customary conditions. Upon receipt of all required approvals, closing of the transaction will occur.

Sytner, traded on the London Stock Exchange (SYT.L), is headquartered in Leicester, England, and currently operates 48 franchises. Sytner has been successfully retailing and servicing automobiles in the UK for more than 30 years. For the fiscal year ending February 2002 Sytner is expected to have revenues of approximately $850 million.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 128 franchises in 19 states, Brazil, Puerto Rico and the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.